[ALLEGHENY POWER LETTERHEAD]
Principal Subsidiaries:
Monongahela Power Company
The Potomac Edison Company
West Penn Power Company                 NEWS RELEASE
                                        ----------------------------
                                        Donald L. Whipp
                                        Director, Public Information
                                        800 Cabin Hill Drive
                                        Greensburg, PA  15601-1689
                                        Phone: (412) 838-6272


                         FOR IMMEDIATE RELEASE

             Allegheny Power Announces Restructuring Plans


     New York, March 12 -- The Allegheny Power System, whose operating units provide electric and energy-related services in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia, today announced plans for the reengineering and restructuring of its organization. The changes are required to protect and improve its competitive position, the Company said, and enable it to continue to provide the economic and reliable electric services that its customers expect and deserve.

     Alan J. Noia, President and Chief Operating Officer of Allegheny Power, said that technology, unavailable a few years ago, now permits the Company to gather and process information remotely, more efficiently, and less expensively. As a result, the changes are timely given the need to reverse the Company's increasing cost trends in the ever-greater competitive environment of the energy industry. Furthermore, he said, Allegheny Power's present financial strength permits it to take the actions necessary in a timely and deliberate manner with due consideration for the needs of its employees.

                              -- more --

     Most of the changes will occur on the Company's electric distribution side, which serves nearly 1.4 millon customers.
Allegheny Power's corporate services and internal supply functions will also be affected. Reengineering of the Company's generation, transmission, and related activities began last year and is well under way.

     Reengineering and restructuring includes consolidating operating divisions in the Company's three principal operating units, Monongahela Power, Potomac Edison, and West Penn Power, and centralizing and changing many accounting, customer services, and other functions. Efficiencies are expected to help the Company avoid future increases in electric rates, which are already the lowest or among the lowest in the region it serves.

     Most of the changes announced today are expected to occur over the next two years and will reduce the number of employees at Allegheny Power by about 1,000. Employees at all levels will be affected. Reductions will be accomplished through an enhanced separation plan, attrition, and, in the union workforce, by contracts.

     Allegheny Power said the additional restructuring announced today may result in a charge to earnings of between $75 million and $100 million before taxes, which will be recovered primarily through cost savings over the next several years. Noia emphasized the preliminary nature of this estimate. In 1995, the Company reported restructuring charges of $16 million before taxes.

                              -- more --

     Changes made in 1995, coupled with those announced today, will improve customer service and reliability and will enable the Company to provide the services and low costs its growing customer base, within its service territory and beyond, requires.

     In connection with its restructuring, Allegheny Power announced earlier that it will move its corporate headquarters from New York City to its service area in Washington County, Maryland, later this year.

     The Company had sales of about $2.6 billion in 1995 and net income of about $240 million.



                                 - 0 -

3/12/96